SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

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   |_|  Preliminary Proxy Statement   |_| Confidential, for Use of the
        (Revocation of Consent            Commission Only (as permitted by
        Statement)                        Rule 14a-6(e)(2))
   |_|  Definitive Proxy Statement
   |_|  Definitive Additional Materials
   |X|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           WARNER-LAMBERT COMPANY
              (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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FOR IMMEDIATE RELEASE
Media Contact:                            Investor Relations Contacts:
Jason Ford (973) 540-4268                 George Shields (973) 540-6916
                                          John Howarth   (973) 540-4874


                            WARNER-LAMBERT FILES
                  PRELIMINARY CONSENT REVOCATION MATERIALS WITH SEC


    MORRIS PLAINS, N.J., December 21, 1999 -- Warner-Lambert Company (NYSE:
WLA) announced today that it has filed consent solicitation revocation materials with the Securities and Exchange Commission (SEC) in opposition to Pfizer's intended consent solicitation of Warner- Lambert's shareholders. The company will solicit the revocations of any consents Pfizer Inc. may receive in connection with Pfizer's attempt to replace the Company's Board of Directors. Pfizer filed its consent solicitation materials with the SEC on December 16, 1999.

    "Our shareholders are entitled to have a board that is fully committed to acting in the shareholders' best interest -- as our current board has demonstrated time and time again," said Lodewijk J.R. de Vink, chairman, president and chief executive officer. "Pfizer has "presented" to our shareholders only an illusory proposal based on conditions which Pfizer has chosen to impose. It has been and continues to be the Warner-Lambert board's position that it will respond appropriately to any Pfizer proposal reasonably capable of completion," he added.

    The Company said that a Warner-Lambert board comprised of Pfizer's hand-picked nominees would have substantial conflicts of interests in pending matters and such nominees cannot be counted on to serve the best interests of Warner-Lambert's shareholders and to ignore the self serving interests of Pfizer.

      In conjunction with filing its preliminary consent revocation materials, Warner-Lambert filed a motion on December 17, 1999 in Delaware Chancery Court for a preliminary injunction to bar Pfizer from proceeding with its consent solicitation pending a decision on Warner-Lambert's counter claims concerning Lipitor(R). Pfizer's consent solicitation is expressly prohibited by the standstill provisions of its Lipitor(R) Agreements with Warner-Lambert. The objective of the preliminary injunction is to make sure that Pfizer does not solicit or use consents until the outcome of Warner-Lambert's Lipitor(R) claims is known. Warner-Lambert stated that its shareholders should not have to decide on the future of the company before the Court has a chance to issue its ruling on the Lipitor(R) counterclaims.

      Warner-Lambert is a global company devoted to discovering, developing, manufacturing and marketing quality pharmaceutical, consumer health care, and confectionery products. Its central research focus is on heart disease, diabetes, infectious diseases, disorders of the central nervous system and women's health care. In 1999, its revenues are expected to exceed $12 billion and the company will invest more than $1.2 billion in research and development. It employs more than 43,000 people worldwide.

                                    # # #

      Warner-Lambert and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to Pfizer's consent solicitation. The participants in this solicitation may include the directors of Warner-Lambert (Lodewijk J.R. de Vink, Robert N. Burt, Donald C. Clark, John A. Georges, William H. Gray III, William R. Howell, LaSalle D. Leffall, Jr., George A. Lorch, Alex J. Mandl and Michael
I. Sovern); the following executive officers of Warner- Lambert: Lodewijk J.R. de Vink (Chairman, President and Chief Executive Officer), Ernest J. Larini (Chief Financial Officer and Executive Vice President, Administration), Anthony H. Wild (Executive Vice President and President, Pharmaceutical Sector), Raymond M. Fino (Senior Vice President, Human Resources), Philip M. Gross (Senior Vice President, Strategic Management Processes), Gregory L. Johnson (Senior Vice President and General Counsel), Richard W. Keelty (Senior Vice President, Public Affairs), J. Frank Lazo (Senior Vice President and President, Adams), S. Morgan Morton (Senior Vice President and President, Consumer Healthcare Sector), Peter B. Corr (Vice President and President, Warner-Lambert/Parke-Davis Research and Development), John A. Renshaw (Vice President and President, Parke-Davis
USA), Barbara S. Thomas (Vice President and President, Consumer Healthcare
USA), John F. Walsh (Vice President and President, Shaving Products Group) and Rae G. Paltiel (Secretary); and the following other members of management and employees of Warner-Lambert: George J. Shields (Vice President, Investor Relations), John J. Howarth (Manager, Investor Relations), Stephen J. Mock (Vice President, Public Relations) and Carol T. Goodrich (Director, Media Relations). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of Warner-Lambert's common stock or in the aggregate in excess of 1.5% of Warner- Lambert's common stock.

      Warner-Lambert has retained Bear Stearns & Company, Inc. ("Bear Stearns") and Goldman Sachs & Company ("Goldman Sachs") to act as its financial advisors in connection with the Pfizer proposal, for which each of Bear Stearns and Goldman Sachs will receive customary fees, as well as reimbursement for reasonable out-of-pocket expenses. In addition, Warner-Lambert has agreed to indemnify Bear Stearns and Goldman Sachs against certain liabilities, including certain liabilities under federal securities laws, arising out of their engagement. Bear Stearns and Goldman Sachs are investment banking firms that provide a full range of financial services for institutional and individual investors. Neither Bear Stearns nor Goldman Sachs admits that it nor any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either Bear Stearns or Goldman Sachs. In connection with Bear Stearns' role as financial advisors to Warner-Lambert, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Warner-Lambert: Alan Schwartz, Richard L. Metrick and Fred McKonkey. In connection with Goldman Sachs' role as financial advisors to Warner-Lambert, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Warner-Lambert: Robert Harrison, Suzanne Nora Johnson and Wayne Moore. In the normal course of its business, each of Bear Stearns and Goldman Sachs regularly buys and sells securities issued by Warner-Lambert for its own account and for the accounts of its customers, which transactions may result in either Bear Stearns, Goldman Sachs or the associates of either of them having a net "long" or a net "short" position in Warner-Lambert securities, or options contracts or other derivatives in or relating to such securities. As of November 15, 1999, Bear Stearns held a net short position of 18,000 shares of Warner-Lambert common stock, and customer accounts managed by Bear Stearns Asset Management, an affiliate of Bear, Stearns & Co. Inc., held a net long position of 1,800 shares. As of November 15, 1999, Goldman Sachs held a net short position of 156,299 shares of Warner-Lambert common stock; in addition, an affiliate of Goldman, Sachs & Company, Goldman Sachs Asset Management, serves as an investment advisor to various mutual funds which in the aggregate held a net long position of 4,104,203 shares.

                                     # # #


      NOTE TO EDITORS: Warner-Lambert's press releases can be found on our Website at www.warner-lambert.com or through Business Wire at www.businesswire.com